Exhibit 99.1

Report of Independent Registered Public Accounting Firm

To The Board of Directors and Shareholders Attitude Drinks Incorporated and Subsidiary

We have reviewed the condensed consolidated balance sheet of Attitude Drinks Incorporated and Subsidiary (the "Company") as of December 31, 2008, and the related condensed consolidated statements of operations for the three and nine month period ended December 31, 2008 and the condensed consolidated statement of cash flows for the nine month period ended December 31, 2008. These financial statements are the responsibility of the Company's management.

We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the condensed consolidated financial statements referred to above for them to be in conformity with accounting principles generally accepted in the United States of America.

The consolidated balance sheet of Attitude Drinks Incorporated and Subsidiary as of March 31, 2008 and the consolidated statements of operations, stockholders' deficit and cash flows for the period from inception, June 18, 2007 to March 31, 2008 (not presented herein), were audited by Lazar Levine & Felix LLP, who merged with Parente Randolph, LLC as of February 15, 2009 and their report dated July 2, 2008, expressed an unqualified opinion on those consolidated financial statements and included an explanatory paragraph regarding the Company's continuance as a going concern.

/s/PARENTE RANDOLPH LLC

New York, New York
March 3, 2009